SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2005

CYTRX CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-15327 (Commission File Number)	58-1642740 (I.R.S. Employer Identification No.)

11726 San Vicente Boulevard, Suite 650 Los Angeles, California (Address of Principal Executive Offices)	90049 (Zip Code)

(310) 826-5648
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 Unregistered Sales of Equity Securities.

     On June 30, 2005, CytRx Corporation (“CytRx”) issued 650,000 shares of its common stock to Dr. Michael Czech in exchange for Dr. Czech’s 5% interest in CytRx Laboratories, Inc. (“CytRx Labs”), which, as a result of the purchase, is now a wholly-owned subsidiary of CytRx. The purchase of Dr. Czech’s interest in CytRx Labs was consummated pursuant to the terms of a Stockholders Agreement dated September 17, 2003, by and among CytRx, CytRx Labs (formerly Araios, Inc.) and Dr. Czech. 350,000 of the shares of CytRx common stock issued to Dr. Czech are restricted and will vest subject to the occurrence of certain events set forth in a Restricted Stock Agreement dated June 30, 2005, by and between Dr. Czech and CytRx, and the remaining 300,000 shares of CytRx common stock are unrestricted. Dr. Czech is a member of the Scientific Advisory Boards of CytRx and CytRx Labs, is an employee of the University of Massachusetts Medical School (“UMMS”) and party, as the principal investigator, to a sponsored research agreement between UMMS and CytRx. The shares of common stock were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act of 1933.

     In May 2005, CytRx issued warrants to purchase 18,375 shares of its common stock at $1.69 per share and warrants to purchase an additional 122,536 shares of its common stock at $2.00 per share to Cardinal Securities LLC for services rendered by that company pursuant to its investment banking agreement with CytRx. The warrants were issued to the foregoing company in reliance upon an exemption from registration under Section 4(2) of the Securities Act of 1933.

     In April 2005, CytRx issued 127,272 shares of its common stock to an individual upon his cashless exercise of warrants to purchase 150,000 shares of its common stock at $0.20 per share. The transaction was made in reliance upon an exemption from registration under Section 4(2) of the Securities Act of 1933.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTRX CORPORATION
	By:	/s/ MATTHEW NATALIZIO
Matthew Natalizio
Dated: July 5, 2005		Chief Financial Officer

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